Fairchild International Corporation
                          595 Hornby Street, Suite 603
                   Vancouver, British Columbia, V6C 1A4 Canada
                                  604-646-5614

                                January 15, 2002


Praxis Pharmaceuticals Inc.
#100 - 856 Homer Street
Vancouver, BC  V6B 2W5

Gentlemen:

This letter outlines our agreement pertaining to the Termination of License And Research & Development Agreement Dated the 28th of February, 2001 (the "Termination Agreement"). In the Termination Agreement, Fairchild and Praxis had agreed that Praxis would retain those common shares of Fairchild issued to Praxis under the terms of the original license agreement; and that Praxis would pay to Fairchild 30% of Net Revenues from sales of the agents in the arthritis and topical treatment of dermal wrinkles to a maximum of $250,000 over the first three years of sales (the "Royalty Obligation").

Fairchild and Praxis now amend the Termination Agreement as follows:

1. Praxis shall be entitled to retain the common shares of Fairchild; however, the remaining shares (the "Shares") shall be placed in a voluntary pooling arrangement under which an amount shall be released every three months to Praxis. That amount shall be 1% of the total number of Fairchild's outstanding shares.

2. So long as Praxis pays Fairchild 66.6% of the proceeds from the sale of the Shares until US$ 175,000 has been paid, Fairchild shall deem that payment to be in full and complete satisfaction of the Royalty Obligation described above.

Please sign below to indicate your agreement and acceptance of this amendment to the Termination Agreement.

FAIRCHILD INTERNATIONAL CORPORATION

By:      /S/ ROBERT GRACE
   -----------------------------------------
              Robert Grace, President

Agreed to and accepted this 15th day of January, 2002.
PRAXIS PHAMRACEUTICALS INC.

By:      /S/ ROBERT SMART
   -----------------------------------------
               Robert Smart, Secretary